SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 26, 2005

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

On April 26, 2005, Ashford Hospitality Trust, Inc. (the “Company”) entered into a definitive agreement to acquire a 30-property, 4,328-room hotel portfolio from CNL Hotels and Resorts, Inc. for approximately $465.0 million in cash. The purchase price equates to a trailing twelve-month net operating income capitalization rate of approximately 8.4% on the entire 30-hotel portfolio. The acquisition is expected to close in June 2005.

The 30-hotel portfolio consists of 13 Residence Inns by Marriott in 9 states, 6 Courtyards by Marriott in 5 states, 7 TownePlace Suites by Marriott in 6 states, and 4 SpringHill Suites by Marriott in 3 states. The hotels in the portfolio have an average age of 8.9 years with a majority of the hotels built between 1997 and 2000. Marriott International will continue to operate the hotels under incentive management agreements.

The Company intends to fund the acquisition from several sources including: proceeds from a financing commitment from Merrill Lynch Mortgage Lending, Inc. for $370.0 million at a fixed rate locked at 5.32%, proceeds from Security Capital related to either its remaining un-drawn convertible preferred stock or its acquisition of the Company’s common stock pursuant to Security Capital’s participation rights with respect to the Company’s January common stock offering, proceeds from existing revolver capacity, or cash currently on the balance sheet.

The Company has deposited $15.0 million under the Purchase and Sale Agreement, and this deposit is non-refundable except in the event of (i) a default under the Purchase and Sale Agreement by the sellers; or (ii) as expressly provided in the Purchase and Sale Agreement. Consummation of the transaction is subject to closing conditions and the Company’s obligations under the Purchase and Sale Agreement are conditioned upon (i) the accuracy of the seller’s representations and warranties as of closing; (ii) the seller’s performance of their obligations under the Purchase and Sale Agreement; (iii) no material and adverse litigation being instituted; (iv) no failure by the sellers to cure any title or survey objections identified in the Purchase and Sale Agreement; (v) the receipt of a certain ground lease estoppel and consent; or (vi) the termination of the Purchase and Sale Agreement by either party following certain condemnation proceedings or casualty events. Accordingly, the Company can give no assurance that all or part of the transaction will be consummated or that, if consummated, it would follow all of the terms set forth in the agreements governing the transaction.

The $370.0 million Commitment Letter, the related Early Rate Lock Agreement, and a Form of the Purchase and Sale Agreement are filed herewith as Exhibits 10.17.3, 10.17.3.1, and 10.23, respectively.

ITEM 9.01. EXHIBITS

(a)	Exhibits

10.17.3	Commitment Letter, dated April 26, 2005, between the Registrant and Merrill Lynch Mortgage Lending, Inc.
10.17.3.1	Early Rate Lock Agreement, dated April 26, 2005, between the Registrant and Merrill Lynch Mortgage Lending, Inc.
10.23	Purchase and Sale Agreement, dated April 26, 2005, between the Registrant and CNL Hotels and Resorts, Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2005

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer